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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders of Olin Corporation:

We consent to incorporation by reference in the Registration Statements No. 33-4479 and No. 33-52771 on Form S-3 and Nos. 33-28593, 33-00159, 33-40346,
33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693,
333-67411, 333-67086, 333-35818, 333-54308, 333-56690 and 333-72244 on Form S-8
of Olin Corporation of our report dated January 31, 2002, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Olin Corporation.


/s/ KPMG LLP

KPMG LLP


Stamford, CT
March 4, 2002